THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "*1933 ACT*"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

PREFERRED STOCK PURCHASE WARRANT

Warrant No.___________

Number of Shares (As Determined Below)
Preferred Stock

EYETEL IMAGING, INC.

Effective as of January 29, 2007

Void after January 29, 2014

1. **Issuance**. This Preferred Stock Purchase Warrant (the "*Warrant*") is issued to **LIGHTHOUSE CAPITAL PARTNERS V, L.P.** (*"Lighthouse"*) by **EYETEL IMAGING, INC.**, a Delaware corporation (hereinafter with its successors called the "*Company*").

2. **Purchase Price; Number of Shares**. The registered holder of this Warrant (the "*Holder*"), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share equal to $1.394 (the "*Purchase Price*"), 71,736 (the "*Exercise Quantity*") fully paid and nonassessable shares of the Company's Series B Preferred Stock, $0.001 par value (the *"Current Preferred Stock"*).

In the event Company's Next Round Financing (as defined below) is at a price per share, assuming conversion of all outstanding securities of Company into common stock, less than the Purchase Price, automatically thereupon, without the need for further action by Company or Holder, (a) the Purchase Price will be reduced to the lowest price per share paid by an investor for a share of Next Round Stock in connection with the Next Round Financing, (b) the Exercise Quantity will be increased to $100,000 *divided by* such revised Purchase Price, and this Warrant will be exercisable for Next Round Stock, rather than Current Preferred Stock. Notwithstanding the automatic nature of such adjustment, Company will within ten business days of the closing of the Company's Next Round Financing provide Holder with a certificate of its Secretary attesting to the adjustment and setting forth the terms of the Next Round Financing, and the change, if any, to the Purchase Price and the Exercise Quantity.

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

(i) "*Next Round Financing*" means the Company's next bona fide round of preferred stock equity financing resulting in net aggregate proceeds to the Company in an amount equal to or in excess of $5,000,000.00 and in which the notes issued in conjunction with that certain Note and Warrant Purchase Agreement dated December 28, 2006 are converted into Next Round Stock.

(ii) "*Next Round Stock*" means the class or series of the Company's preferred equity securities issued in connection with the Next Round Financing.

(iii) "*Preferred Stock*" means Next Round Stock or Current Preferred Stock, as the case may be.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company for cancellation of any promissory notes or other obligations issued by the Company to the Holder under that certain Loan and Security Agreement No. 5021 dated as of February 8, 2006 by and between the Company and Lighthouse (the *"Loan Agreement"*), with all such notes and obligations so surrendered for cancellation being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

$$X = \frac{Y(A-B)}{A}$$

where: X = the number of shares of Preferred Stock to be issued to the Holder pursuant to this **Section 4**.

Y = the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this **Section 4**.

A = the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this **Section 4**.

B = the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this **Section 4**.

"*Fair Market Value*" of a share of Preferred Stock (or fully paid and nonassessable shares of the Company's common stock, $0.001 par value (the "*Common Stock*") if the Preferred Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the "*Determination Date*") shall mean:

(i) If the net issue election is made in connection with and contingent upon the closing of the sale of the Company's Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a "*Public Offering*"), and if the Company's Registration Statement relating to such Public Offering ("*Registration Statement*") has been declared effective by the Securities and Exchange Commission, then the initial "Price to Public" specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

(ii) If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a) If traded on a securities exchange or the Nasdaq National Market, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of

the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible;

(b) If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; and

(c) If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company's Board of Directors.

5. **Partial Exercise**. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6. **Fractional Shares**. In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this **Section 6**, be entitled to receive a fractional share of Preferred Stock, then the Company shall issue the next higher number of full shares of Preferred Stock, issuing a full share with respect to such fractional share.

7. **Expiration Date; Automatic Exercise.** This Warrant shall expire at the close of business on (i) January 29, 2014 or (ii) two (2) years after the effective date of a Public Offering on the NASDAQ or another stock exchange in the United States, and shall be void thereafter (the "*Expiration Date*"). Notwithstanding the term of this Warrant fixed pursuant to this **Section 7,** and provided Holder has received advance written notice of at least twenty (20) days and has not earlier exercised this Warrant, and provided this Warrant has not been assumed by the successor entity (or parent thereof), upon the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to **Section 4** hereof, without any action by Holder. "*Merger*" means: (i) a sale of all or substantially all of the Company's assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principle purpose of changing the domicile of the Company or a bona fide round of preferred stock equity financing), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company. "*Unaffiliated Entity*" means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger, consolidation or acquisition. Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed. The Company agrees to promptly give the Holder written notice of any proposed Merger and written notice of termination of any proposed Merger. Notwithstanding anything to the contrary in this Warrant, the Holder may rescind any exercise of its purchase rights after a notice of termination of the proposed Merger if the exercise of this Warrant occurred after the Merger was proposed, *provided, however* that such rescission right must be exercised within thirty (30) days of receipt of such written notice of termination of the proposed Merger. In the event of such rescission, this Warrant will continue to be exercisable on the same terms and conditions.

8. **Reserved Shares; Valid Issuance**. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Current Preferred Stock and Common Stock, and, if applicable, will at all times after the Next Round Financing, reserve and keep available such number of shares of Next Round Stock, free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10. Adjustments for Diluting Issuances. The other antidilution rights applicable to the Current Preferred Stock and the Common Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on June 27, 2005, as amended from time to time (the "*Articles*"), a true and complete copy of which, in their current form, are attached hereto as ***Exhibit A***. Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of the Current Preferred Stock without such Holder's prior written consent. The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made. If this Warrant is exercised for Next Round Stock, the Company covenants that the Holder of this Warrant shall be granted antidilution rights which are as favorable, or more favorable, to Holder as are provided to any other person to whom Next Round Stock is issued or sold.

11. Mergers and Reclassifications. Without limiting **Section 7** hereof, if after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this **Section 11**, the term "*Reorganization*" shall mean the Preferred Stock or the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by reclassification, recapitalization, capital reorganization otherwise (other than as a result of a subdivision, combination or stock dividend provided for in **Section 9** hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification, recapitalization, capital reorganization or change of the outstanding Preferred Stock into the same or a different number of shares of any class or classes of stock

12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company's chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least ten (10) business days prior to the date specified in such notice on which any such action is to be taken.

14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The shares of Current Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. The shares of Next Round Stock, when authorized, shall be duly authorized and reserved for issuance by Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Articles or the Company's by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

(d) As long as Lighthouse holds this Warrant, the Company shall deliver to Lighthouse (i) as soon as prepared, and no later than 30 days after the end of each calendar month, a balance sheet, income statement and cash flow statement covering the Company's operations during such period; (ii) as soon as prepared, but no later than 150 days after the end of the fiscal year, audited financial statements prepared in accordance with GAAP, together with an opinion that such financial statements fairly present the Company's financial condition by an independent public accounting firm reasonably acceptable to Lighthouse; (iii) immediately upon notice thereof, a report of any legal or administrative action pending or threatened against the Company which is likely to result in liability to the Company in excess of $50,000; and (iv) such other financial information as Lighthouse may reasonably request from time to time.

(e) As of the date hereof, the authorized capital stock of the Company consists of (i) 19,800,000 shares of Common Stock, of which 1,967,307 shares are issued and outstanding and 71,736 shares are reserved for issuance upon the exercise of this Warrant with respect to Common Stock and the conversion of the Current Preferred Stock into Common Stock if this Warrant is exercised with respect to Current Preferred Stock, and (ii) 15,000,000 shares of Series B Preferred Stock, of which 13,704,875 are issued and outstanding shares. Attached hereto as ***Exhibit B*** is a capitalization table summarizing the capitalization of the Company as of the date hereof. Upon the request of Holder, not more than once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.

15. Registration Rights. Lighthouse became an "Investor" under and party to the Company's Amended and Restated Investor Rights Agreement dated as of January 14, 2004 (the " *Investor Rights Agreement*"), pursuant to that certain Amendment No. 1 to Amended and Restated Investor Rights Agreement dated February 8, 2006. In the event this Warrant is exercisable for the Company's Next Round Stock, the Company agrees to make Lighthouse a party to any future amendment to the Investor Rights Agreement and to include the Next Round Stock issuable hereunder as Registrable Securities as such term is defined in the Investor Rights Agreement.

16. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

17. Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a) Investment Purpose. The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder's rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Accredited Investor. Holder is an "accredited investor" within the meaning of the Securities and Exchange Rule 501 of Regulation D promulgated under the 1933 Act.

(c) Private Issue. The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder's rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company's reliance on such exemption is predicated on the representations set forth in this **Section 17**.

(d) Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(e) Rule 144. The Holder is aware that neither this Warrant, the Preferred Stock nor the Common Stock issuable upon conversion of the Preferred Stock may be sold pursuant to Rule 144 adopted under the 1933 Act unless certain conditions are met, including, among other things, the existence of a public market for such shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

18. Notices, Transfers, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by hand delivery, mailed postage prepaid by registered or certified mail or by facsimile transmission to the Holder at 500 Drakes Landing Road, Greenbrae, California 94904, Attention: Contracts Administration, FAX: (415) 925-3387 or such other address as is provided by the Holder to the Company in writing and each such notice, request consent and other communication shall for purposes of this Warrant shall be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

(b) Subject to compliance with applicable federal and state securities laws to the reasonable satisfaction of the Company, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, and together with an investment representation letter reasonably satisfactory to the Company signed by the assignee, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder and together with an investment representation letter reasonably satisfactory to the Company signed by the assignee, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant together with an agreement of indemnity by the Holder reasonably satisfactory to the Company.

(d) The Holder understands and agrees that all stock certificates to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

19. No Impairment. The Company will not, by amendment of the Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Warrant.

20. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California.

21. Successors and Assigns. This Warrant shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Holder's successors, legal representatives and permitted assigns.

22. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

23. Qualifying Public Offering. If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

24. Market Stand-Off Agreement. Holder hereby agrees that if Holder is not an "Investor" under and party to the Investor Rights Agreement, as amended from time to time, Holder shall nonetheless be subject to the "Selling Holder Lockups" requirements as set forth in Section 5.3 of the Investor Rights Agreement, as amended from time to time, as though Holder were an "Investor" under and party to the Investor Rights Agreement, as amended from time to time. The underwriters referred to in Section 5.3 of the Investor Rights Agreement, as amended from time to time, are the intended third-party beneficiaries of this **Section 24** and may enforce the provisions hereof as though a party hereto.

25. No Stockholder Rights. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

26. Stockholders Agreement. Pursuant to Section 8.12 of that certain Amended and Restated Stockholders Agreement dated as of January 14, 2004 by and among the Company and the Investors and Common Stockholders named therein, as amended from time to time (the "*Stockholders Agreement*"), as a condition precedent to the exercise of this Warrant, the Holder shall execute and deliver to the Company a counterpart signature page to the Stockholders Agreement and thereby become a party to and an "Investor" under the Stockholders Agreement with respect to the shares of Preferred Stock or Common Stock issued to the Holder upon exercise of this Warrant.

27. Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

28. Value. The Company and the Holder agree that the value of this Warrant on the date of grant is $100.

EYETEL IMAGING, INC.

By: [signature]

Name: KEITH G. FREY

Title: CFO

LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By: Lighthouse Management Partners V, L.L.C.
Its general partner

By: [signature]

Name: Thomas Conneely

Title: Vice President

EyeTel Imaging, Inc.\EyeTel Imaging Restructure Warrant final.doc

Subscription

To:______________________________

Date:_____________________________

The undersigned hereby subscribes for ________________ shares of Preferred Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

____
Signature

____
Name for Registration

____
Mailing Address

Net Issue Election Notice

To:______________________________ Date:________________

The undersigned hereby elects under **Section 4** to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

____
Signature

____
Name for Registration

____
Mailing Address

Assignment

For value received ______________________________ hereby sells, assigns and transfers unto ____

____

[Please print or typewrite name and address of Assignee]

____

the within Warrant, and does hereby irrevocably constitute and appoint ______________________ its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:______________________________

____

Signature

____

Name for Registration

____

Mailing Address

In the Presence of:

____

EXHIBIT A

Amended and Restated Certificate of Incorporation

See attached pages.

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "EYETEL IMAGING, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JUNE, A.D. 2005, AT 11:45 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2580932 8100

050532817

AUTHENTICATION: 3981091

DATE: 06-27-05

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:14 PM 06/27/2005
FILED 11:45 AM 06/27/2005
SRV 050532817 - 2580932 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EYETEL IMAGING, INC.

The undersigned, certifies that he is the Chief Executive Officer of EyeTel Imaging, Inc., a corporation organized and existing under the laws of the State of Delaware and does hereby further certify as follows:

1. The name of the Corporation is EYETEL IMAGING, INC. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on January 12, 1996 under the name THE EYETEL CORPORATION.

2. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to the stockholders entitled to such notice.

3. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "***Effective Time***"), every ten (10) shares of the Company's Common Stock outstanding shall be combined into one (1) share of Common Stock described herein (the "***Common Reverse Split***"). No fractional shares of Common Stock shall be issued in connection with the Common Reverse Split. All shares of Common Stock so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Common Reverse Split. In lieu of any interest in a fractional share of Common Stock resulting from such aggregation, the Company shall pay a cash amount to such stockholder equal to the fair value of such fractional share (as determined in good faith by the Board of Directors), rounded up to the nearest whole $0.01.

4. Effective as of the Effective Time, every ten (10) shares of the Company's Series B Convertible Preferred Stock (the "***Series B Preferred***") outstanding shall be combined into one (1) share of Series B Preferred described herein (the "***Preferred Reverse Split***"). No fractional shares of Series B Preferred shall be issued in connection with the Preferred Reverse Split. All shares of Series B Preferred so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Preferred Reverse Split. In lieu of any interest in a fractional share of Series B Preferred resulting from such aggregation, the Company shall pay a cash amount to such stockholder equal to the fair value of such fractional share (as determined in good faith by the Board of Directors), rounded up to the nearest whole $0.01.

5. From and after the Effective Time, any Common Stock and Series B Preferred stock certificates not surrendered to the Corporation and cancelled in exchange for new certificates will be deemed for all purposes to represent the number of shares of Common Stock or Series B Preferred which result from the Reverse Split.

6. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the Corporation is EYETEL IMAGING, INC. (the "Corporation").

SECOND. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The authorized capital stock of the Corporation shall consist of 30,900,000 shares of capital stock consisting of:

(i) 17,100,000 shares designated as Common Stock, \$0.001 par value per share ("Common Stock") and

(ii) 13,800,000 shares of Preferred Stock, \$0.001 par value per share (the "Preferred Stock"), all of which shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock").

The rights, preferences and limitations granted to and imposed on the Common Stock and the Preferred Stock shall be as set forth below in this Article FOURTH. All sectional cross references in this Article FOURTH shall be to Sections of this Article FOURTH unless the context otherwise clearly requires. Certain capitalized terms used in this Article FOURTH are defined in Section 8.

1. Dividends and Distributions

1.1. *Common Stock Dividends.* Subject to the provisions of law and this Certificate of Incorporation, the holders of Common Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as the Board of Directors in its sole discretion may determine.

1.2. *Series B Preferred Stock Dividends.* Except as provided in Section 1.3, the holders of the Series B Preferred Stock shall not be entitled to receive any dividends; provided, however, that subject to the provisions of law and this Certificate of Incorporation, the holders of the Series B Preferred Stock shall be entitled to the same rights in respect of any dividends or similar payments to which any other series or class of Preferred Stock may be entitled, including without limitation any right to accrual thereof, and the right to receive, out of funds legally available therefor, any such dividends or similar payments (whether in cash or otherwise), at the same rate and on the same terms as any such series or class of Preferred Stock.

1.3. *Participating Dividends.* In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock

(other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of Series B Preferred Stock shall be entitled, in addition to any dividends to which they may be entitled under Section 1.2, to receive the amount of dividends per share of Series B Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of Series B Preferred Stock held by each holder could be converted pursuant to the provisions of Section 4 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

1.4. *Record Date for Dividends*. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Common Stock or Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

2. Liquidation, Dissolution or Winding-Up.

2.1. *Series B Preferred Stock Preference*. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of all debts and liabilities of the Corporation, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the Series B Purchase Price (as adjusted for stock dividends, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) and (ii) an amount equal to all accrued or declared but unpaid dividends thereon. If upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed are insufficient to permit payment in full to the holders of the Series B Preferred Stock, then the entire assets of the Corporation to be distributed, shall be distributed ratably among the holders of the Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock held by such holders.

2.2. *Participating Distributions*. After payment has been made in full pursuant to Section 2.1 above, the remaining assets available for distribution to stockholders shall be distributed ratably among the holders of the Series B Preferred Stock and Common Stock, determined on the basis of the holders of record of Series B Preferred Stock being entitled to the amount of distribution per outstanding share of Series B Preferred Stock as would be payable on the number of shares of Common Stock (including any fraction thereof) into which each share of Series B Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 4.1 hereof, such number to be determined as of the close of business on the last business day preceding the date fixed for payment of the amount to be distributed on such shares of Series B Preferred Stock and Common Stock.

2.3. *Treatment of Mergers, Consolidations, and Sales of Assets*. Unless the holders of a majority of the then outstanding Series B Preferred Stock agree in writing otherwise, a Sale of the Corporation shall be deemed to be a liquidation, dissolution, or winding-up of the Corporation for purposes of this Section 2. The term "Sale of the Corporation" shall mean (i) a

sale of all or substantially all of the assets of the Corporation, (ii) an acquisition of the Corporation by one or more persons or entities by means of any transaction or series of related transactions (including any reorganization, merger, consolidation) where the voting securities of the Corporation outstanding immediately preceding such transaction or the voting securities issued with respect to the voting securities of the Corporation outstanding immediately preceding such transaction represent less than 50% of the voting securities of the Corporation or surviving entity, as the case may be, following such transaction, or (iii) a transaction or series of related transactions resulting in the transfer of shares representing more than 50% of the voting securities of the Corporation. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a sale of substantially all the assets of the Corporation for purposes of the foregoing definition.

2.4. *Distributions Other Than Cash.* Unless otherwise waived by the holders of a majority of the then outstanding Series B Preferred Stock, all payments made pursuant to this Section 2 shall be made in cash. If the amount to be distributed to the holders of the Series B Preferred Stock upon any liquidation, dissolution, or winding-up (including any transaction treated as such pursuant to Section 2.3) shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Board of Directors of the Corporation and the holders of a majority of the then outstanding Series B Preferred Stock; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.

3. Voting Rights.

3.1. *Single Class.* Except as otherwise required by law or as set forth herein, the holders of the Series B Preferred Stock shall be entitled to notice of any meeting of stockholders and to vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote on the following basis:

3.1.1. holders of Common Stock shall have one vote per share; and

3.1.2. holders of Series B Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which the Series B Preferred Stock could be converted pursuant to Section 4.1 hereof on the date for the determination of stockholders entitled to votes on such matter.

3.2. *Separate Class.* In any case where under provisions of applicable law or as set forth herein, the Common Stock or Series B Preferred Stock are entitled to vote as a separate class, holders of Common Stock shall have one vote per share and holders of the Series B Preferred Stock shall have one vote per share.

3.3. *Series B Preferred Stock Special Voting Rights.* Except as expressly provided herein or as required by law, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, take any of the

actions set forth in Sections 3.3.1 through 3.3.10 below, without the approval, by vote or written consent, of the holders of a majority of the then outstanding Series B Preferred Stock, which majority shall include each holder of Series B Preferred Stock which together with its Affiliates owns more than fifteen percent (15%) of the then outstanding Series B Preferred Stock (each such holder hereinafter referred to as a "Major Holder"); provided, however, that each such Major Holder that fails to approve any of the actions set forth in Sections 3.3.6 through 3.3.10 shall nevertheless be deemed to have approved such actions upon the approval thereof by both a majority of the Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock:

3.3.1. effect any alteration or waiver of the Certificate of Incorporation or By-laws of the Corporation (whether by amendment to the Certificate of Incorporation or By-laws of the Corporation or by reclassification, merger, consolidation, reorganization or otherwise) that alters, changes or repeals the rights, preferences or privileges of the Series B Preferred Stock or that adversely affects the holders of the Series B Preferred Stock as a class, except in connection with a Sale of the Corporation;

3.3.2. authorize, pay or declare, or permit any Subsidiary to authorize, pay or declare, a dividend (other than dividends on the Common Stock payable solely in Common Stock) on any shares of the capital stock of the Corporation other than the authorization and payment of dividends on the Series B Preferred Stock pursuant to Section 1.2;

3.3.3. redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, for value any share or shares of the capital stock of the Corporation, except for (i) redemption of the Series B Preferred Stock pursuant to Section 5 hereof, (ii) repurchases of Common Stock at cost (or the lesser of cost or fair market value) from any employee, director or consultant of the Corporation, pursuant to agreements approved by the Board of Directors, in which all of the Common Stock held by such Person is redeemed, or (iii) acquisitions of Common Stock for an aggregate purchase price not in excess of $25,000 in exercise of the Corporation's right of first refusal to purchase such shares as set forth in the Stockholders Agreement;

3.3.4. change the authorized number of directors on the Board of Directors of the Corporation;

3.3.5. enter into any transaction with Senior Management or any Affiliate, except for employment agreements approved by the Board of Directors of the Corporation (including the Series B Directors);

3.3.6. increase or, except as specifically provided herein, decrease the authorized number of shares of any class of the Corporation's capital stock;

3.3.7. create or issue, or obligate itself to create or issue, (whether by amendment to the Certificate of Incorporation or by reclassification, merger, consolidation, reorganization or otherwise) any shares of capital stock of the Corporation with rights, preferences or privileges that are equal or superior to the Series B Preferred Stock;

3.3.8. effect, or obligate itself to effect, any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any Subsidiary thereof, or any consolidation or merger involving the Corporation or any Subsidiary thereof with or into one or more other corporations, partnerships, limited liability companies or partnerships, or other entities, or any dissolution, liquidation or winding up of the Corporation, except for the merger into the Corporation or transfer of assets to the Corporation from any wholly owned Subsidiary;

3.3.9. sell, assign, license, or otherwise dispose of (each a "Sale"), or enter into any transaction or series of transactions that would result in the Sale of, more than 25% of the fair market value of the Corporation's assets as determined on a consolidated basis; or

3.3.10. enter into any transaction (x) in which the Corporation incurs indebtedness for borrowed money or (y) in which the Corporation becomes obligated under a lease or similar agreement, other than working capital loans, equipment leases and similar transactions in the ordinary course of business.

Notwithstanding anything to the contrary herein, Sections 3.3.1 through 3.3.5 hereof may not be amended or waived without the written consent of each Major Holder.

3.4. *Election of Directors*. The holders of a majority of the outstanding shares of Series B Preferred Stock shall have the right to the exclusion of all other classes or series of the Corporation's capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock, to elect three directors to serve on the Board of Directors of the Corporation. Such directors shall comprise a separate class of directors and be referred to as "Series B Directors." Each Series B Director so elected shall serve until such Person's successor is duly elected by holders of the Series B Preferred Stock, the holders of the Series B Preferred Stock being the only Persons entitled to remove a Series B Director. No reason need be given by the holders of the Series B Preferred Stock for the removal by the holders of the Series B Preferred Stock of a Series B Director. If holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, the position shall remain vacant until such time as holders of the Series B Preferred Stock elect a Series B Director to fill the position, and it shall not be filled by resolution or vote of the Corporation's Board of Directors or its other shareholders. All directors other than the Series B Directors shall be elected by the holders of the Series B Preferred Stock and the holders of the Common Stock voting as a single class in accordance with Section 3.1.

4. Conversion of Preferred Stock. The holders of the Series B Preferred Stock shall have conversion rights as follows:

4.1. *Optional Conversion*. Each issued and outstanding share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance thereof and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Purchase Price (as adjusted for stock dividends, stock splits, combinations,

recapitalizations or other similar events affecting the Series B Preferred Stock) by the Conversion Price in effect at the time of conversion. The "Conversion Price" shall initially be equal to the Series B Purchase Price. The initial Conversion Price shall be subject to adjustment as hereinafter provided.

4.2. *Conversion Upon Certain Events*

4.2.1. *Underwritten Public Offerings.* Unless otherwise waived by all of the Major Holders, all outstanding shares of Series B Preferred Stock shall be automatically converted into the number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to Section 4.1, immediately upon the closing of an underwritten public offering (a "Qualified Public Offering") pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds to the Corporation exceed $25,000,000 and the price per share to the public is not less than $4.182 (such amount to be equitably adjusted upon the occurrence of any of the events described in Section 4.5.4) and after which the Common Stock is listed on the New York Stock Exchange or the Nasdaq National Market, without any further action by the holders of such shares.

4.2.2. *Voluntary Conversion of Series B Preferred Stock.* All outstanding shares of Series B Preferred Stock shall, upon the vote or written consent of the holders of a majority of the then outstanding Series B Preferred Stock (which majority shall include all of the Major Holders), be automatically converted into the number of shares of Common Stock into which such Series B Preferred Stock is convertible pursuant to Section 4.1 without any further action by the holders of such shares. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken. Notice thereof shall be given by the Corporation to the holders of the Series B Preferred Stock at least ten (10) days prior to the effective date of such conversion, unless the effective date is the date the vote is taken, in which case the Corporation shall give such notice to the holders of the Series B Preferred Stock within three (3) days of such vote or consent.

4.2.3. *Surrender.* On or after the date of occurrence of any conversion of Series B Preferred Stock pursuant to Section 4.2.1 or Section 4.2.2, and in any event within ten (10) days after receipt of notice by mail, postage prepaid, from the Corporation of the occurrence of such event, each holder of record of shares of Series B Preferred Stock being converted shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Series B Preferred Stock are converted and cash as provided in Section 4.3 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. On the date of the occurrence of any conversion of Series B Preferred Stock pursuant to Section 4.2.1 or Section 4.2.2, each holder of record or shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding

that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

4.2.4. *Cancellation.* All certificates evidencing shares of Series B Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the date such certificates are so required to be surrendered shall be deemed to have been retired and canceled. The Corporation from time to time thereafter shall take appropriate action to reduce the number of authorized shares of Series B Preferred Stock and Preferred Stock accordingly.

4.3. *Fractional Shares.* No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

4.4. *Reservation of Shares.* The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-existing par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.5. *Adjustments to Preferred Stock Conversion Price for Diluting Issues*:

4.5.1. *Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.* Unless otherwise waived by all of the Major Holders, if after the Series B Original Issue Date the Corporation shall issue (or pursuant to Section 4.5.2 be deemed to have issued) Additional Shares of Common Stock, without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, such Conversion Price shall be reduced to the price per share at which such Additional Shares of Common Stock were issued (or deemed to have been issued).

4.5.2. *Options and Convertible Securities.* In the event the Corporation at any time shall issue any Options or Convertible Securities that are deemed Additional Shares of Common Stock or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of

Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

4.5.2.1 no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

4.5.2.2 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

4.5.2.3 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the

consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.5.3) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

4.5.2.4 no readjustment pursuant to Section 4.5.2.2 or 4.5.2.3 above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

4.5.2.5 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4.5.2 as of the actual date of their issuance.

4.5.3. *Determination of Consideration.* For purposes of Section 4.5, the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares of Common Stock shall be computed as follows:

4.5.3.1 *Cash and Property*: Such consideration shall: (i) insofar as it consists of cash, be computed as the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, or if the holders of a majority of then outstanding Series B Preferred Stock request, as determined by independent accountants of recognized standing promptly selected by the Corporation to value such property, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to the receipt of such property; and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration received for the Additional Shares of Common Stock, computed as provided in the foregoing clauses (i) and (ii), as determined in good faith by the Board of Directors.

4.5.3.2 *Options and Convertible Securities.* The consideration per share received by the Corporation for Additional Shares of Common Stock

deemed to have been issued pursuant to Section 4.5.2, relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

4.5.4. *Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock.* In the event that the Corporation at any time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

4.5.5. *Adjustments for Reclassification and Reorganization.* If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.5.4 or a merger or other reorganization referred to in Section 2.3 above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to received, a number of shares of such other class or classes of stock equivalent to the number of shares of such stock that would have been subject to receipt by the holders of the Series B Preferred Stock as if such holder had converted into Common Stock immediately before that change.

4.5.6. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate reduction in the Conversion Price so as to protect the rights of the holders of the Series B Preferred Stock.

4.6. *Consolidation or Merger.* If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, other than a consolidation or merger which is treated as a liquidation pursuant to Section 2.3, then, as a part of such consolidation or merger, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such consolidation or merger, to which a holder of Common Stock issuable upon such conversion would have been entitled on such consolidation or merger. In any such case, appropriate adjustment (including an adjustment of the Conversion Price then in effect to the price of the Common Stock reflected in the merger or consolidation if the price is less than the Conversion Price then in effect) shall be made in the application of the provisions of this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock after the consolidation or merger to the end that the provisions of this Section 4 and the number of shares acquirable upon conversion of the Series B Preferred Stock shall be applicable after the consolidation or merger in as nearly equivalent a manner as may be practicable as before the consolidation or merger. So long as any Series B Preferred Stock is outstanding, the Corporation shall preserve the rights of the Series B Preferred Stock, including without limitation the rights set forth in Sections 1, 2, 3, 4 and 5. The actions taken pursuant to this Section 4.6 shall be satisfactory in form and substance to the holders of a majority of the Series B Preferred Stock.

4.7. *Certificate as to Adjustments.* Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of the Series B Preferred Stock. All adjustments made pursuant to this Section 4 shall be made to the nearest one hundredth of a cent.

4.8. *No Impairment.* The Corporation will not, without the consent of the holders of a majority of the then outstanding Series B Preferred Stock, or in the case of Sections 4.2.1, 4.2.2 and 4.5.1 hereof, without the written consent of all Major Holders, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this

Section 4 by the Corporation for the benefit of the holders of the Series B Preferred Stock but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock in this Section 4 against impairment.

4.9. *Taxes on Conversion.* The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock pursuant hereto.

4.10. *Notice of Record Date.* In the event that there occurs any of the following events:

4.10.1. the Corporation declares a dividend (or any other distribution) on its Common Stock payable in cash, Common Stock, other securities of the Corporation or otherwise;

4.10.2. the Corporation subdivides or combines its outstanding shares of Common Stock;

4.10.3. there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation;

4.10.4. the Corporation issues any Common Stock, Convertible Securities or Options;

4.10.5. a Sale of the Corporation or any other consolidation or merger of the Corporation into or with another corporation; or

4.10.6. the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (a) below or twenty (20) days before the date specified in (b) below, a notice describing in reasonable detail the event in question and the proposed timing thereof, and if applicable, stating the following information:

(a) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

(b) the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares

of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up.

5. Redemption.

5.1. *Redemption of Series B Preferred Stock.* The Corporation will, subject to the conditions set forth below, upon receipt at any time on or after the ninetieth (90th) day prior to the fifth anniversary of the Series B Original Issue Date of written request(s) for redemption from the holders of a majority of the then outstanding Series B Preferred Stock (a "Redemption Request"), on the date that is ninety (90) days after receipt by the Corporation of the Redemption Request (the "Mandatory Redemption Date"), redeem for cash from each holder of shares of Series B Preferred Stock, at a price per share (the "Mandatory Redemption Price") equal to the sum of (i) the Series B Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock), and (ii) an amount equal to the dividend payments that would be payable thereon assuming the accrual of cumulative cash dividends at an annual rate of ten percent (10%) on the Series B Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) compounded annually from the Series B Original Issue Date until such share of Series B Preferred Stock is redeemed.

The Corporation shall provide notice of the Redemption Request, specifying the time and place of redemption and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of Series B Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than fifteen (15) days prior to the Mandatory Redemption Date.

The Corporation shall use its best efforts and shall take all reasonable action necessary to pay the Mandatory Redemption Price as provided in this Section 5.1, including obtaining financing or effectuating a recapitalization so as to create a surplus.

5.2. *Insufficient Funds.* If the funds of the Corporation legally available for redemption of the Series B Preferred Stock on the Mandatory Redemption Date are insufficient to redeem the full number of shares of Series B Preferred Stock required under this Section 5 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of the Series B Preferred Stock being redeemed, such redemption to be made pro rata among the holders of the Series B Preferred Stock on the basis of the number of outstanding shares of Series B Preferred Stock held by such holders. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series B Preferred Stock, such funds will be used to redeem the balance of the shares which the Corporation was theretofore obligated to redeem as provided in this Section 5.2. Any shares of Series B Preferred Stock which are not redeemed as a result of the circumstances described in this Section 5.2 shall remain outstanding and shall continue to accrue and compound dividends at the ten percent (10%) rate described in clause (ii) of Section 5.1 until redeemed.

5.3. *Rights Terminated.* Upon (i) presentation and surrender of the certificate or certificates representing the shares of Series B Preferred Stock being redeemed pursuant to this Section 5 and receipt of the Mandatory Redemption Price therefor, or (ii) irrevocable deposit in trust by the Corporation for holders of the Series B Preferred Stock being redeemed pursuant to this Section 5 of an amount equal to the Mandatory Redemption Price therefor, each holder of shares of Series B Preferred Stock will cease to have all rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Series B Preferred Stock (except for the right to receive the Mandatory Redemption Price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series B Preferred Stock will not from and after the date of payment in full of the Mandatory Redemption Price therefor be deemed to be outstanding.

6. Reacquired Shares. Any shares of Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Preferred Stock accordingly.

7. Waivers. Except where a larger percentage of shares of any class or series of Preferred Stock is required to take any action or exercise any rights, the holders of a majority of the then outstanding Preferred Stock may waive, by delivery of written notice to the Corporation, any of the rights, preferences or privileges relating to the Preferred Stock hereunder, either prospectively or retrospectively; provided, however, that the rights of the Major Holders in Sections 3.3.1 through 3.3.5, 4.2.1, 4.2.2 and 4.5.1 may not be waived in any such manner without the written consent of all of the Major Holders.

8. Definitions. The following terms shall have the following respective meanings:

"Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or pursuant to Section 4.5.2 deemed to have been issued) by the Corporation at any time, other than (A) the issuance of any shares of Common Stock upon conversion of any shares of Series B Preferred Stock, (B) the issuance of or grant of not in excess of 2,255,250 shares of Common Stock (including Options to purchase Common Stock) to officers, directors, employees of or consultants to the Corporation pursuant to any award approved by the Board of Directors, (C) the issuance of any shares of Common Stock upon exercise of Options or conversion of Convertible Securities outstanding on the Series B Original Issue Date, and (D) the issuance of Common Stock in events described in Section 4.5.4.

"Affiliate" shall mean, with respect to any Person (as defined herein), any (x) director, officer or stockholder holding 10% or more of the capital stock (on a fully diluted basis) of such Person, (y) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (z) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession,

directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Appraisal Procedure" shall mean the following procedure to determine fair market value of any security or other property (in either case, the "valuation amount"). If the holders of a majority of the then outstanding Series B Preferred Stock and the Board of Directors are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock. If the Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the holders of a majority of the then outstanding Series B Preferred Stock and the Board of Directors, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the holders of a majority of the then outstanding Series B Preferred Stock. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Corporation and the holders of a majority of the then outstanding Series B Preferred Stock and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Corporation shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates. If the valuation amount is for Common Stock of the Corporation, the valuation amount shall not include a discount for minority ownership or illiquidity or a control premium.

"Conversion Price" has the meaning set forth in Section 4.1.

"Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock), or other securities directly or indirectly convertible into or exchangeable for Common Stock.

"Fully Diluted Basis" shall mean, for the purposes of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) shares of Common Stock actually issued and outstanding at the time of such determination, and (b) that number of shares of Common Stock that is then issuable upon the exercise, exchange or conversion of all then outstanding shares of Series B Preferred Stock and all Options and Convertible Securities outstanding on the Series B Original Issue Date that are exercisable or exchangeable for, or convertible into, shares of Common Stock.

"Major Holder" has the meaning set forth in Section 3.3.

"Option" shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

"Person" shall mean without limitation an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.

"Qualified Public Offering" has the meaning set forth in Section 4.2.1.

"Sale" has the meaning set forth in Section 3.3.9.

"Sale of the Corporation" has the meaning set forth in Section 2.3.

"Senior Management" shall mean the Corporation's Chairman, Chief Executive Officer, Chief Financial Officer and those employees that report directly to the Chief Executive Officer.

"Series B Director" has the meaning set forth in Section 3.3.

"Series B Original Issue Date" shall mean January 14, 2004.

"Series B Purchase Price" shall mean $1.394.

"Stockholders Agreement" shall mean the Amended and Restated Stockholders Agreement, dated as of January 14, 2004, by and among the Corporation, the parties listed as Investors on Exhibit A thereto and the parties listed as Common Stockholders on Exhibit B thereto, as amended from time to time.

"Subsidiary" shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time 50% or more of the outstanding shares that represent either 50% of the voting power, 50% of the economic power, or control of the board of directors of such corporation or trust, other than directors' qualifying shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the By-laws made by the Board of Directors.

SEVENTH. Meetings of Stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

EIGHTH. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this

Article TENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ELEVENTH. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

TWELFTH. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

THIRTEENTH. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FOURTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of this 27th day of June, 2005.

/s/ Richard W. Turner
Richard W. Turner, Ph.D.
Chief Executive Officer

[Amended and Restated Certificate of Incorporation]

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "EYETEL IMAGING, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 2006, AT 2:40 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2580932 8100

060063446

AUTHENTICATION: 4468377

DATE: 01-23-06

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EYETEL IMAGING, INC.

EYETEL IMAGING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "*Company*"), does hereby certify as of January 23, 2006:

FIRST: The name of the Company is **EYETEL IMAGING, INC.**

SECOND: The date of filing the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was January 12, 1996 (the "*Original Certificate*"). The Original Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed on June 27, 2005 (the "*Restated Certificate*"). This Certificate of Amendment amends the Restated Certificate

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Restated Certificate as follows:

The first three paragraphs of the Article FOURTH of the Restated Certificate are hereby amended and restated in its entirety as follows:

"FOURTH. The authorized capital stock of the Corporation shall consist of 34,800,000 shares of capital stock consisting of:

(i) 19,800,000 shares designated as Common Stock, $0.001 par value per share ("Common Stock") and

(ii) 15,000,000 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), all of which shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock")."

FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:51 PM 01/23/2006
FILED 02:40 PM 01/23/2006
SRV 060063446 - 2580932 FILE

IN WITNESS WHEREOF, EYETEL IMAGING, INC. has caused this Certificate of Amendment to be executed by its President as of the date first written above.

EYETEL IMAGING, INC.

By: ______________________________

Richard W. Turner, Ph.D.
Chief Executive Officer

265403 v3/RE

EXHIBIT B

CAPITALIZATION TABLE

Exhibit B

Capitalization Table as of January 16, 2007

	Fully Diluted Capitalization 1/16/07 # of Shares	%	$$
Series B convertible preferred stock:			
Bain entities	9,428,889	51.6%	$13,143,874
Radius Ventures	2,361,973	12.9%	3,292,591
Others	1,914,013	10.5%	2,668,162
Less: issuance costs			(496,254)
Total Series B convertible preferred stock	13,704,875	75.0%	18,608,373
Common stock	621,919	3.4%	7,661,559
Restricted common stock (note 1)	1,345,388	7.4%	221,587
Stockholder notes	-	n/a	(221,587)
Total capitalization	15,672,182	85.8%	$26,269,932

Notes

1 Issuance of restricted stock

	% Vested	# of Shares	$$
- Donald Foscato, former CFO	100%	70,277	$ 17,569
- John Garbarino, CEO (a)	0%	1,275,111	204,018
Total restricted stock		1,345,388	$ 221,587

(a) Vesting schedule: 25% on 4/26/07; 75% prorata quarterly over subsequent three years

2 Options/Warrants:

		# of Shares	%
Equity Incentive Plans (a)		1,703,587	9.3%
Warrants - Series B preferred	- Lighthouse Capital	229,555	1.3%
	- Others	68,148	0.4%
- Common stock	- JHU	102,589	0.6%
	- Neurometrix (b)	500,000	2.7%
Total options/warrants		2,603,879	14.2%
Total fully-diluted shares		18,276,061	100.0%

(a) Of which 594,439 are currently available for issuance

(b) Issuable over five years upon achievement of annual targets established 10/06 relating to DigiScopes placed in service in PCP market and average scans per site

3 Authorized Capital:

Preferred stock	
Common stock	15,000,000
	19,800,000
Total authorized capital	34,800,000